Exhibit 99.1

PRESS RELEASE

INTERNATIONAL SEAWAYS REPORTS

FOURTH QUARTER AND FULL YEAR 2017 RESULTS

New York, NY – March 8, 2018 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the fourth quarter and full year 2017.

Highlights

•	Entered into an agreement to acquire six 300,000 DWT VLCCs with an average age of 1.7 years from Euronav NV in connection with the closing of Euronav’s announced acquisition of Gener8 Maritime.
•	Acquired a 2010-built VLCC, which delivered to the Company in November.
•	Sold three older MRs during the fourth quarter which delivered to buyers between November 2017 and February 2018.
•	Net loss for the fourth quarter was $90.7 million, or $3.12 per share, compared to net loss of $57.8 million, or $1.98 per share, in the fourth quarter of 2016. Net loss for the fourth quarter reflects the impact of vessel impairment charges of $81.1 million recorded. Net loss excluding vessel impairments was $9.7 million, or $0.33 per share.
•	Time charter equivalent (TCE) revenues(A) for the fourth quarter were $65.1 million, compared to $81.1 million in the fourth quarter of 2016.
•	Adjusted EBITDA(B) for the fourth quarter was $22.9 million, compared to $37.5 million in the same period of 2016.
•	Cash(C) was $70.6 million as of December 31, 2017; total liquidity was $91 million including $20 million undrawn revolver. The Company had positive cash flow from operations for the quarter.

“During our first full year as an independent public company, we made significant progress growing and renewing the Company’s fleet, strengthening our position to take advantage of a market recovery,” said Lois K. Zabrocky, International Seaways’ president and CEO. “Including our agreement to acquire six VLCCs, with an average age of 1.7 years, we will have invested over $600 million in nine highly-efficient, modern vessels since completing our spinoff. Our success capitalizing on attractive asset values at the bottom of the cycle combined with the sale of four vessels with an average age of 14.9 years will enable the Company to increase the size of its fleet by 40% on a deadweight ton basis, reduce its average age to under 9.5 years as well as enhance our operating leverage and upside potential. We continue to prepare for a second quarter 2018 closing and intend to fund the six-vessel acquisition with a combination of available liquidity, the assumption of the debt currently secured by the vessels, and other debt financing sources.”

Ms. Zabrocky continued, “Building on our past successes, our priorities for 2018 are to provide safe, reliable service to customers and partners, maintain a lean and scalable model with low breakevens and continue to effectively allocate capital for the benefit of shareholders. With a strong balance sheet, we intend to continue to maintain one of the lowest leverage profiles in the sector. As we progress through 2018, our balanced fleet deployment and a moderate level of predictable cash flows from our joint ventures and contracted fixed-rate charters will enable the Company to both optimize revenue through the current tanker cycle and benefit from a market recovery in both the product and crude tanker sectors.”

PRESS RELEASE

Agreement to Acquire Six VLCCs

During the fourth quarter, the Company entered into a binding letter of intent to acquire the holding companies for six 300,000 DWT VLCCs with an average age of 1.7 years from Euronav NV (“Euronav”) in connection with the closing of Euronav’s announced acquisition of Gener8 Maritime, Inc. (“GNRT”). The purchase price for the six-vessel acquisition is $434 million, inclusive of assumed debt. The six vessels that INSW has agreed to acquire include five 2016-built VLCCs and one 2015-built VLCC, each constructed at Shanghai Waigaoqiao Shipbuilding Co. In connection with the transaction, the Company intends to assume the debt currently secured by the acquired vessels, with an outstanding balance of $311 million (as of March 31, 2018), maturing between 2027 and 2028, and carrying a fixed annual interest rate of LIBOR plus 2.0%. The transaction is subject to a number of closing conditions including (i) consummation of Euronav’s announced acquisition of GNRT, (ii) amendment of the Company’s existing credit facility as required to consummate the transaction, (iii) the Company’s receipt of financing necessary to consummate the transaction, (iv) completion of the Company’s due diligence to its reasonable satisfaction, (v) execution of a definitive stock purchase agreement and (vi) receipt of all required third-party consents, third-party approvals and regulatory approvals. The transaction is expected to close in the second quarter of 2018.

The Company currently expects to fund the cash portion of the acquisition price from existing liquidity, as well as proceeds from financing the Seaways Raffles, which was originally purchased with cash, and the sale and leaseback of two modern Aframax vessels, both of which are expected to close by mid-March, along with other financing initiatives.

Fourth Quarter 2017 Results

Net loss for the fourth quarter of 2017 was $90.7 million, or $3.12 per diluted share, compared with net loss of $57.8 million, or $1.98 per diluted share, in the fourth quarter of 2016. The net loss in the fourth quarter of 2017 reflects a $81.1 million vessel impairment charge and a decline in TCE revenues compared with the fourth quarter of 2016. The net loss in the fourth quarter of 2016 principally reflected the impact of impairment charges of $60.1 million and $5.6 million of separation and transition costs.

The impairments recognized in the fourth quarter stemmed from a reduction in general asset values in older vessels.

Consolidated TCE revenues for the fourth quarter of 2017 were $65.1 million, compared to $82.2 million in the fourth quarter of 2016. Shipping revenues for the fourth quarter of 2017 were $69.4 million, compared to $85.8 million in the fourth quarter of 2016.

Operating loss for the quarter was $79.5 million, compared to operating loss of $47.8 million for the fourth quarter of 2016. This decrease primarily resulted from reduced TCE revenues of $17.1 million and increased impairment charges recognized in the current quarter of $21.2 million. Such impacts were partially offset by decreases in spin-off related costs and general and administrative expenses in the current period aggregating $6.9 million.

Adjusted EBITDA was $22.9 million for the quarter, compared to $37.5 million in the fourth quarter of 2016, principally driven by lower daily rates.

Crude Tankers

TCE revenues for the Crude Tankers segment were $42.1 million for the quarter, compared to $54.1 million in the fourth quarter of 2016. This decrease resulted primarily from the impact of lower average blended rates in the VLCC and Aframax sectors, with spot rates declining to approximately $20,100 and $14,100 per day, respectively, aggregating approximately $11.3 million. This was tempered by the impact of 232 additional revenue days contributed by the two Suezmaxes and one VLCC that were acquired in the second half of 2017 aggregating $4.5 million. Shipping revenues for the Crude Tankers segment were $46.3 million for the quarter, compared to $58.8 million in the fourth quarter of 2016.

PRESS RELEASE

Product Carriers

TCE revenues for the Product Carriers segment were $23.0 million for the quarter, compared to $27.5 million in the fourth quarter of 2016. This decrease was primarily due to a decline in average daily blended rates earned by the LR1 and MR fleets, with spot rates declining to approximately $13,600 and $10,800 per day, respectively. The decline in blended LR1 and MR rates accounted for $3.6 million of the decline in TCE revenues. Additionally, the impact of 142 fewer revenue days due to the sale of two MRs during the year and the redelivery of a bareboat vessel late in December 2017 contributed to the lower TCE revenues. Shipping revenues for the Product Carriers segment were $23.1 million for the quarter, compared to $27.0 million in the fourth quarter of 2016.

Full Year 2017 Results

Net loss for the full year ended December 31, 2017 was $106.1 million, or $3.64 per diluted share, compared with net loss of $18.2 million, or $0.62 per diluted share, for the full year 2016. The net loss for full year 2017 principally reflects $88.4 million in vessel impairment charges, $9.2 million of costs associated with the Company’s debt refinancing, and a decline in TCE revenues compared with the full year 2016. The 2016 results reflect a one-time expense of $9.0 million in separation and transition costs, as well as impairment charges of $109.7 million.

Consolidated TCE revenues for the full year ended December 31, 2017 were $275.0 million, compared to $385.0 million for full year 2016. Shipping revenues for the full year ended December 31, 2017 were $290.1 million, compared to $398.3 million for the prior full year.

Operating loss for the full year 2017 was $59.3 million, compared to operating income of $22.8 million for the full year 2016.

Adjusted EBITDA was $117.0 million for the full year 2017, compared to $222.0 million for the full year 2016.

Crude Tankers

TCE revenues for the Crude Tankers segment were $178.8 million for the full year 2017, compared to $258.2 million for the full year 2016. This decrease resulted primarily from the impact of significantly lower average blended rates in the VLCC, Aframax, Panamax and ULCC sectors, with spot rates for the VLCC, Aframax and Panamax sectors declining to approximately $24,900, $13,400, and $13,000 respectively, aggregating approximately $84.2 million. The decline also reflects fewer revenue days in the Panamax and Aframax sectors, resulting from an increase in drydock and repair days in 2017. Increased revenue in the Crude Tankers Lightering business and the additions of two 2017-built Suezmaxes, which both delivered to the Company in July, and the 2010-built VLCC that delivered in November partially offset the declines noted above. Shipping revenues for the Crude Tankers segment were $192.4 million for the full year 2017, compared to $271.8 million for the full year 2016.

Product Carriers

TCE revenues for the Product Carriers segment were $96.2 million for the full year 2017, compared to $126.3 million for the full year 2016. This decrease was primarily due to a decline in average daily blended rates earned by the MR, LR1 and LR2 fleets, with spot rates declining to approximately $11,000, $12,900, and $13,800 per day, respectively, which accounted for $27.6 million of the decline in TCE revenues. Fewer revenue days in the segment, driven by the sale of two MRs during the year, also contributed to the overall decline. Shipping revenues for the Product Carriers segment were $97.7 million for the full year 2017, compared to $126.6 million for the full year 2016.

PRESS RELEASE

VLCC Acquisition and MR Vessel Sales in the Fourth Quarter

In November 2017, the Company acquired a 2010-built VLCC for $53 million, the Seaways Raffles, which commenced trading in the Tankers International pool.

During the fourth quarter, the Company sold a 2004-built MR, which was delivered to buyers in November 2017. The Company also sold a 2002-built MR, which delivered to buyers in January 2018, and a 2004-built MR, which delivered to buyers in February 2018. Net proceeds received from the two ships delivered to buyers in 2018 totaled $17.9 million.

Additionally, the Alexandros II, a chartered-in vessel, was redelivered to her head owners during the fourth quarter.

Conference Call

The Company will host a conference call to discuss its fourth quarter 2017 results at 9:00 a.m. Eastern Time (“ET”) on Thursday, March 8, 2018.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.intlseas.com/

An audio replay of the conference call will be available starting at 12:00 p.m. ET on Thursday, March 8, 2018 through 11:59 p.m. ET on Thursday, March 15, 2018 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10117536.

About International Seaways, Inc.

International Seaways, Inc. (NYSE:INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 53 vessels, including one ULCC, nine VLCCs, two Suezmaxes, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 15 MR tankers. Additionally, the Company has signed a letter of intent to acquire six modern VLCCs, subject to certain financing and other conditions, expected to close during the 2nd quarter of 2018. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2017 for the Company, which will be filed subsequent to the date of this release, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

PRESS RELEASE

Consolidated Statements of Operations

($ in thousands, except per share amounts)	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$47,437	$46,108	$177,347	$246,196
Time and bareboat charter revenues	11,290	21,129	55,106	95,484
Voyage charter revenues	10,699	18,573	57,648	56,639
Total Shipping Revenues	69,426	85,810	290,101	398,319

Operating Expenses:
Voyage expenses	4,332	3,595	15,106	13,274
Vessel expenses	35,039	37,005	141,235	141,944
Charter hire expenses	9,355	10,989	41,700	37,411
Depreciation and amortization	20,610	19,403	78,853	79,885
General and administrative	6,593	7,975	24,736	31,618
Third-party debt modification fees	110	-	9,240	-
Separation and transition costs	116	5,618	604	9,043
Loss on disposal of vessels and other property, including impairments	81,449	29,734	86,855	79,203
Total operating expenses	157,604	114,319	398,329	392,378
(Loss)/income from vessel operations	(88,178)	(28,509)	(108,228)	5,941
Equity in income/(loss) of affiliated companies	8,698	(19,244)	48,966	16,849
Operating income/(loss)	(79,480)	(47,753)	(59,262)	22,790
Other income/(expense)	140	37	(6,344)	(966)
(Loss)/income before interest expense, reorganization items and income taxes	(79,340)	(47,716)	(65,606)	21,824
Interest expense	(11,367)	(9,525)	(40,438)	(39,476)
Loss before reorganization items and income taxes	(90,707)	(57,241)	(106,044)	(17,652)
Reorganization items, net	-	(233)	-	(131)
Loss before income taxes	(90,707)	(57,474)	(106,044)	(17,783)
Income tax provision	(13)	(283)	(44)	(440)
Net Loss	$(90,720)	$(57,757)	$(106,088)	$(18,223)

Weighted Average Number of Common Shares Outstanding:
Basic	29,061,657	29,159,792	29,159,440	29,157,992
Diluted	29,061,657	29,159,792	29,159,440	29,157,992

Per Share Amounts:
Basic and diluted net loss per share	$(3.12)	$(1.98)	$(3.64)	$(0.62)

PRESS RELEASE

Consolidated Balance Sheets

($ in thousands)

	December 31,	December 31,
	2017	2016

ASSETS
Current Assets:
Cash and cash equivalents	$60,027	$92,001
Voyage receivables	58,187	66,918
Other receivables	4,411	5,302
Inventories	3,270	1,338
Prepaid expenses and other current assets	5,897	5,350
Total Current Assets	131,792	170,909

Restricted cash	10,579	-
Vessels and other property, less accumulated depreciation	1,104,727	1,100,050
Vessel held for sale, net	5,108	-
Deferred drydock expenditures, net	30,528	30,557
Total Vessels, Deferred Drydock and Other Property	1,140,363	1,130,607
Investments in and advances to affiliated companies	378,894	358,681
Other assets	2,856	2,324
Total Assets	$1,664,484	$1,662,521

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$22,805	$38,237
Payable to OSG	367	683
Current installments of long-term debt	24,063	6,183
Total Current Liabilities	47,235	45,103
Long-term debt	528,874	433,468
Other liabilities	2,721	4,438
Total Liabilities	578,830	483,009

Equity:
Total Equity	1,085,654	1,179,512
Total Liabilities and Equity	$1,664,484	$1,662,521

PRESS RELEASE

Consolidated Statements of Cash Flows

($ in thousands)	Fiscal Year Ended December 31,
	2017	2016

Cash Flows from Operating Activities:
Net loss	$(106,088)	$(18,223)
Items included in net income not affecting cash flows:
Depreciation and amortization	78,853	79,885
Loss on write-down of vessels	88,408	79,242
Amortization of debt discount and other deferred financing costs	6,423	6,643
Deferred financing costs write-off	7,020	5,097
Direct and allocated stock compensation, non-cash	3,808	2,841
Undistributed earnings of affiliated companies	(49,427)	(17,816)
Allocated reorganization items, non-cash	-	131
Other – net	131	517
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other property	(1,553)	(39)
Allocated general and administrative expenses recorded as capital contributions	-	1,146
Discount on repurchase of debt	-	(3,755)
Payments for drydocking	(21,396)	(9,258)
Deferred financing costs paid for loan modification	-	(8,273)
Changes in operating assets and liabilities	(10,117)	(1,344)
Net cash (used in)/provided by operating activities	(3,938)	116,794
Cash Flows from Investing Activities:
(Increase)/decrease in restricted cash	(10,579)	8,989
Expenditures for vessels and vessel improvements	(173,422)	(1,988)
Proceeds from disposal of vessels and other property	18,344	-
Expenditures for other property	(406)	(907)
Investments in and advances to affiliated companies	(731)	(987)
Repayments of advances from affiliated companies	40,750	18,500
Net cash (used in)/provided by investing activities	(126,044)	23,607
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	614,933	-
Payments on debt	(54,983)	(90,065)
Extinguishment of debt	(458,416)	(65,167)
Dividend payments to OSG	-	(202,000)
Repurchases of common stock	(3,177)	-
Cash paid to tax authority upon vesting of stock-based compensation	(349)	(26)
Net cash provided by/(used in) financing activities	98,008	(357,258)
Net decrease in cash and cash equivalents	(31,974)	(216,857)
Cash and cash equivalents at beginning of year	92,001	308,858
Cash and cash equivalents at end of period	$60,027	$92,001

PRESS RELEASE

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months and fiscal year ended December 31, 2017 and the comparable periods of 2016. Revenue days in the quarter ended December 31, 2017 totaled 4,506 compared with 4,354 in the prior year quarter. Revenue days in the fiscal year ended December 31, 2017 totaled 17,143 compared with 17,420 in the prior year. A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended December 31, 2017			Three Months Ended December 31, 2016
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$—	$32,175		$—	$44,850
Number of Revenue Days	17	75	92	—	92	92
VLCC
Average TCE Rate	$20,092	$21,277		$32,108	$41,577
Number of Revenue Days	679	78	757	606	91	697
Suezmax
Average TCE Rate	$20,408	$—		$—	$—
Number of Revenue Days	184	—	184	—	—	—
Aframax
Average TCE Rate	$14,117	$—		$15,098	$—
Number of Revenue Days	618	—	618	603	—	603
Panamax
Average TCE Rate	$13,286	$11,897		$13,485	$21,126
Number of Revenue Days	184	551	735	457	274	731
Total Crude Tankers Revenue Days	1,682	704	2,386	1,666	457	2,123
Product Carriers
LR2
Average TCE Rate	$15,439	$—		$16,679	$—
Number of Revenue Days	91	—	91	92	—	92
LR1
Average TCE Rate	$13,583	$—		$15,015	$21,062
Number of Revenue Days	360	—	360	92	236	328
MR
Average TCE Rate	$10,832	$5,294		$10,824	$11,540
Number of Revenue Days	1,577	92	1,669	1,627	184	1,811
Total Product Carriers Revenue Days	2,028	92	2,120	1,811	420	2,231
Total Revenue Days	3,710	796	4,506	3,477	877	4,354

PRESS RELEASE

	Fiscal Year Ended December 31, 2017			Fiscal Year Ended December 31, 2016
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$—	$34,867		$—	$43,613
Number of Revenue Days	17	348	365	—	366	366
VLCC
Average TCE Rate	$24,871	$33,756		$41,994	$40,737
Number of Revenue Days	2,525	346	2,871	2,226	624	2,850
Suezmax
Average TCE Rate	$17,910	$—		$—	$—
Number of Revenue Days	317	—	317	—	—	—
Aframax
Average TCE Rate	$13,392	$—		$21,345	$—
Number of Revenue Days	2,419	—	2,419	2,508	—	2,508
Panamax
Average TCE Rate	$13,030	$14,093		$19,006	$21,094
Number of Revenue Days	1,244	1,278	2,522	1,726	1,079	2,805
Total Crude Tankers Revenue Days	6,522	1,972	8,494	6,460	2,069	8,529
Product Carriers
LR2
Average TCE Rate	$13,813	$—		$21,153	$—
Number of Revenue Days	364	—	364	365	—	365
LR1
Average TCE Rate	$12,871	$17,040		$20,599	$21,107
Number of Revenue Days	808	615	1,423	361	1,029	1,390
MR
Average TCE Rate	$11,001	$5,342		$13,107	$11,309
Number of Revenue Days	6,496	366	6,862	6,431	705	7,136
Total Product Carriers Revenue Days	7,668	981	8,649	7,157	1,734	8,891
Total Revenue Days	14,190	2,953	17,143	13,617	3,803	17,420

Revenue days in the above table exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

Fleet Information

As of December 31, 2017, INSW’s owned and operated 55 vessels, 43 of which were owned, 6 of which were chartered in, and 6 were held through joint venture partnerships (2 FSO and 4 LNG vessels).

PRESS RELEASE

	Vessels Owned		Vessels Chartered-in		Total at December 31, 2017
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	—	—	2	1.0	873,916
VLCC and ULCC	10	10.0	—	—	10	10.0	3,194,100
Suezmax	2	2.0	—	—	2	2.0	316,864
Aframax	7	7.0	—	—	7	7.0	787,859
Panamax	8	8.0	—	—	8	8.0	555,504
Crude Tankers	29	28.0	—	—	29	28.0	5,728,243

LR2	1	1.0	—	—	1	1.0	109,999
LR1	4	4.0	—	—	4	4.0	297,710
MR	11	11.0	6	6.0	17	17.0	822,748
Product Carriers	16	16.0	6	6.0	22	22.0	1,230,457

Total Crude Tanker & Product Carrier Operating Fleet	45	44.0	6	6.0	51	50.0	6,958,700

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	49	46.0	6	6.0	55	52.0	6,958,700 and 864,800 cbm

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2017	2016	2017	2016
TCE revenues	$65,094	$82,215	$274,995	$385,045
Add: Voyage Expenses	4,332	3,595	15,106	13,274
Shipping revenues	$69,426	$85,810	$290,101	$398,319

PRESS RELEASE

(B) EBITDA and Adjusted EBITDA

EBITDA represents net(loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net (loss)/income as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2017	2016	2017	2016
Net loss	$(90,720)	$(57,757)	$(106,088)	$(18,223)
Income tax provision	13	283	44	440
Interest expense	11,367	9,525	40,438	39,476
Depreciation and amortization	20,610	19,403	78,853	79,885
EBITDA	(58,730)	(28,546)	13,247	101,578
Third-party debt modification fees and costs associated with repurchase of debt	110	-	9,240	225
Separation and transition costs	116	5,618	604	9,043
Loss on disposal of vessels and other property, including vessel impairments	81,449	29,734	86,855	79,203
Impairment of equity method investments	-	30,475	-	30,475
Write-off of deferred financing costs	-	-	7,020	5,097
Discount on repurchase of debt	-	-	-	(3,755)
Reorganization items, net	-	233	-	131
Adjusted EBITDA	$22,945	$37,514	$116,966	$221,997

(C) Total Cash

($ in thousands)	December 31, 2017	December 31, 2016

Cash and cash equivalents	$60,027	$92,001
Restricted cash	10,579	-
Total Cash	$70,606	$92,001